Exhibit 4.5

**PD- **	Incorporated Under the Laws of the State of Delaware on April 14, 1997	** **

ARENA PHARMACEUTICALS, INC.

Series D Convertible Preferred Stock, Par Value $0.0001

THIS CERTIFIES THAT                      is the record holder of                      (                ) Shares of the Series D Convertible Preferred Stock, par value $0.0001, of ARENA PHARMACEUTICALS, INC. (the “Corporation”) transferable only on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed or assigned.

A statement of the rights, preferences, privileges and restrictions granted to or imposed upon the respective classes or series of shares of stock of the Corporation and upon holders thereof as established by the Certificate of Incorporation or by any Certificate of Designation of Preferences, and the number of shares constituting each series and the designations thereof, may be obtained by any stockholder upon request and without charge at the principal office of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officers this      day of                     , 2012.

Senior Vice President, General Counsel and Secretary	President and Chief Executive Officer